Exhibit 10.1
L3HARRIS TECHNOLOGIES, INC.
ANNUAL INCENTIVE PLAN
(Amended and Restated Effective as of August 28, 2020)

        1. Purpose of the Plan. The purpose of the L3Harris Technologies, Inc. Annual Incentive Plan is to promote the growth and performance of the Company and thereby advance the interest of shareholders by: (i) linking a portion of the total annual compensation for certain key employees to achievement of such corporate or other objectives as shall be approved for each Plan Year; and (ii) assisting in attracting, retaining and motivating certain key employees.

        2. Definitions. Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

        “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with, the Company, as determined by the Committee.

        “Award” means a right to receive an annual cash incentive payment pursuant to the terms and conditions of the Plan.

        “Board” means the Board of Directors of the Company.

        “Cause” means, with respect to any Participant, either: (i) if such Participant is a party to an employment agreement with the Company or any Subsidiary or Affiliate (other than an executive change in control severance agreement) and such agreement defines “cause,” the definition contained therein; or (ii) if no such agreement exists, or if such agreement does not define “cause”: (A) a substantial and continuing failure or refusal by such Participant to perform the material duties of his or her position, or to perform specific directives from such Participant’s supervisor that are consistent with such Participant’s position (other than a failure resulting from such Participant’s disability); (B) any conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any Subsidiary or Affiliate; (C) deliberate, willful or gross negligence or misconduct with respect to the Company or any Subsidiary or Affiliate; (D) any act of fraud, dishonesty, embezzlement, theft or unethical business conduct by such Participant in connection with his or her duties or such Participant’s admission or conviction of, or plea of nolo contendere with respect to, a felony or any crime involving moral turpitude, fraud, dishonesty, embezzlement, theft or misrepresentation; or (E) willful violation by such Participant of a material policy that is generally applicable to all or similarly situated employees of the Company, a Subsidiary or an Affiliate, including the Company’s Code of Conduct. Determination of whether Cause exists shall be made by the Committee or by the Company’s management in its sole discretion.

        “Change in Control” shall have the meaning set forth in Section 13(d).

        “Code” means the Internal Revenue Code of 1986, as amended.

        “Committee” means a committee of the Board designated by the Board to administer the Plan which shall be comprised solely of three or more Independent Directors, and which initially shall be the Compensation Committee of the Board.

        “Company” means L3Harris Technologies, Inc., a Delaware corporation (and formerly named Harris Corporation), or any successor thereto.

        “Director” means a member of the Board.

        “Employee” means any individual who is treated as a salaried employee of the Company, any Subsidiary or any Affiliate in the personnel records of the Company or its Subsidiaries or Affiliates for the relevant period (including any officers or Executive Officers), but shall exclude individuals who are classified by the Company, any Subsidiary or any Affiliate as (i) leased or otherwise employed by a third party; (ii) independent contractors; or (iii) intermittent or temporary, in each case even if any such classification is changed retroactively as a result of an audit, litigation, or otherwise.

        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

        “Executive Officer” means a Participant the Board has designated as an executive officer of the Company for purposes of reporting under Section 16 of the Exchange Act.

        “Independent Director” means a Director who is not an Employee and who is intended to qualify as (i) a “non-employee director” under Rule 16b-3(b)(3) under the Exchange Act and (ii) an “independent director” under the rules and listing standards adopted by the New York Stock Exchange or any other exchange upon which the Company’s common stock is listed for trading.

        “Participant” means any Employee designated by the Board, the Committee or the Chief Executive Officer or another officer of the Company (pursuant to a delegation under Section 3(c)) to participate in the Plan for a Plan Year or a portion of a Plan Year.

        “Payment Requirements” shall have the meaning set forth in Section 7(b).

        “Performance Objectives” means the performance objectives established pursuant to the Plan for Participants. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, Affiliate, segment, division, business unit, department, geography or function with the Company in which the Participant is employed or any combination of the foregoing. Performance Objectives may be measured on an absolute basis or a relative basis (for example, relative to a group of peer companies or a financial market index). Performance Objectives may be based on one or more, or a combination, of any performance criteria, including without limitation, any of the following: return on equity; diluted earnings per share; earnings per share growth; total earnings; earnings growth; return on capital; return on invested capital; return on assets; return on sales; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; revenue; revenue growth; expenses; gross margin; return on investment; increase in the fair market value of shares; share price (including, but not limited to, growth measures and total shareholder return); operating profit; net earnings; profit margin; new product introduction; business efficiency measures; sustainability, including energy or materials utilization; cash flow (including, but not limited to, operating cash flow and free cash flow); inventory turns; financial return ratios; market share; earnings measures/ratios; economic value added; working capital metrics or other balance sheet measurements (such as receivable turnover); internal rate of return; customer satisfaction surveys; synergies and run-rate synergies; operating ratios; borrowing levels, leverage ratios or credit ratings; acquisitions or divestitures; recapitalizations; overhead or expense containment or reduction; productivity; or any other types or categories of Performance Objective as the Committee shall determine, including categories involving individual performance and subjective targets. Performance Objectives may be applied on a pre- or post-tax basis.

        “Plan” means this L3Harris Technologies, Inc. Annual Incentive Plan, as amended from time to time.

        “Plan Year” means a fiscal year of the Company.

        “Retirement” means retirement after age sixty (60) with five (5) or more years of full-time service with the Company; provided, that the Employee (A) has given written notice, in form reasonably satisfactory to the Company, to the Employee’s supervisor, with a copy to the Vice President, Chief Human Resources Officer of the Company (or, if the Employee is the Vice President, Chief Human Resources Officer of the Company, to the Chief Executive Officer of the Company) that (1) specifies the Employee’s intent to retire from the Company and the particular intended date of retirement, which must be at least six (6) months after the date such written notice is given, and (2) has not been preceded by notice from the Company to the Employee of the actual or impending termination of employment of the Employee by the Company; and (B) has remained employed by the Company until the earlier of (1) the particular intended date of retirement specified in such notice (or such other date as has been mutually agreed in writing between the Company and the Employee) or (2) the date on which the Employee ceases to be an employee of the Company due to death or disability or involuntary termination of employment of the Employee by the Company other than for Cause.

        “Section 409A” means Section 409A of the Code and the regulations promulgated thereunder, as amended.

        “Subsidiary” means any entity of which the Company owns or controls, either directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors or of comparable equity participation and voting power.

        “Third Party” shall have the meaning set forth in Section 13(c).

        3. Administration of Plan.

         (a) Powers of Committee; Discretion. The Plan shall be administered by the Committee. With respect to participation in the Plan by the Chief Executive Officer or any other Executive Officer that is also a Director, the Plan shall be administered by the Committee with the other Independent Directors of the Board. Subject to the terms of the Plan, the Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. The Committee shall have the authority in its discretion to determine: (i) which Employees shall receive Awards; (ii) the amount of such Awards; (iii) the objectives and the other terms and conditions of such Awards, including the Performance Objectives, targets and weightings applicable to an Award; and (iv) whether the Performance Objectives have been achieved. Determinations by the Committee under the Plan, including, without limitation, determinations of the Participants, the amount and timing of Awards and the terms and provisions of Awards, need not be uniform and may be made selectively among Participants and Employees who receive or are eligible to receive Awards. The Committee shall have the full power, discretion and authority, consistent with the terms of the Plan, to interpret the Plan, to establish, amend, suspend and rescind any rules and regulations relating to the Plan and to make all other determinations that it deems necessary or advisable for the administration of the Plan. The Committee may impose conditions with respect to an Award, such as limiting solicitation of employees or former employees or limiting competitive employment or other activities. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. All such interpretations, rules, regulations, determinations and corrections shall be final, conclusive and binding on all persons (including the Company and Participants) and for all purposes.

         (b) Board Authority. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee, subject to applicable law or the listing requirements of the New York Stock Exchange or any other exchange upon which the Company’s securities are listed for trading.

         (c) Delegation. Except to the extent prohibited by applicable law or the listing requirements of the New York Stock Exchange or any other exchange upon which the Company’s securities are listed for trading, the Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to such limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted (i) with respect to Awards to any Executive Officer or (ii) to any person with respect to any Award granted to the person to whom such authority is delegated. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all references in the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

         (d) Limitation on Liability. No member of the Board or Committee, nor any officer or employee delegated authority by the Committee, shall be liable for any action or determination made in good faith by the Board, the Committee or such officer or employee with respect to the Plan or any Award.

        4. Eligibility; Designation of Participants. All Employees are eligible to be designated by the Committee to receive Awards and become Participants under the Plan, including, if and to the extent the Committee, in its sole discretion, shall determine, during any periods during which a Participant is on a leave of absence. In selecting Employees to be Participants and in determining the amount of an Award to be granted under the Plan and the terms and conditions of the Award, the Committee shall consider any and all factors that it deems relevant or appropriate. Awards need not be uniform and may be made selectively among Participants and Employees who receive or are eligible to receive Awards.

        5. Annual Incentive Awards.

         (a) In General. Each Participant in the Plan shall be eligible to receive such Award, if any, for each Plan Year as may be payable pursuant to the Performance Objectives and criteria applicable for such Participant. The Committee shall, on an annual basis, establish a “target” Award for a Participant for a Plan Year, and the maximum payout shall not exceed 200% of such target Award.

         (b) Performance Objectives. Participants shall have the payout of their Awards, if any, determined on the basis of the degree of achievement of Performance Objectives which shall be established by the Committee in writing and which Performance Objectives shall be stated in terms of the attainment of specified levels of or percentage changes (as compared to a prior measurement period) in any one or more of the Performance Objectives. The Committee shall, for each Plan Year, establish the Performance Objectives to apply to each Participant and a formula or matrix prescribing the extent to which such Participant’s Award shall be earned based upon the degree of achievement of such Performance Objective or Performance Objectives. The Committee shall strive to determine the target Award, Performance Objectives and any related formula or matrix for each Participant not later than 90 calendar days after the beginning of the Plan Year.

         (c) Transfer of Employment. A Participant’s target Award or Performance Objectives may be changed by the Committee during the Plan Year to reflect a change in such Participant’s responsibilities, which may increase or decrease the Award’s value or have the effect of making the Performance Objectives more or less difficult to attain.

         (d) Committee Adjustment. The Committee may, in its sole discretion, increase the amount of an Award payable to a Participant even though not earned in accordance with the Performance Objectives established pursuant to this Section 5. The Committee may, in its sole discretion, reduce the amount of any payment with respect to any Award that would otherwise be made to any Participant pursuant to the Performance Objectives established in accordance with this Section 5. The Committee may exercise its discretion pursuant to this Section 5(d) considering the extent to which any other performance goals are achieved, regardless of whether such performance goals are set forth in the Plan or are assessed on an objective or subjective basis.

        6. Maximum Annual Award. Notwithstanding any provisions of the Plan to the contrary, the maximum Award payable to any Participant for any Plan Year shall be $6,000,000; provided, however, that if such a Participant is not a Participant for the entire Plan Year, the maximum amount payable shall be pro-rated based on the number of days the individual was a Participant for the Plan Year; provided, further, that the limits set forth in this Section 6 shall be multiplied by two for Awards granted to a Participant for the Plan Year in which such Participant’s employment with the Company commences.

        7. Payment of Annual Incentive Award.

         (a) Payments. Payment of any amount to be paid to a Participant based upon the degree of achievement of the applicable Performance Objectives shall be made in a lump sum cash payment at such time as the Committee may in its discretion determine. Notwithstanding the foregoing but subject to Section 16, in no event will the payment of such amount be made earlier than the day immediately following the end of the Plan Year or later than the 15th day of the third month following the end of the Plan Year.

        (b) Termination of Employment. Except to the extent otherwise provided by the Committee or as provided in Section 13, and except in the case of termination by reason of death, disability, Retirement or involuntary termination without Cause, if a Participant’s employment with the Company, any Subsidiary or any Affiliate is terminated prior to the last day of a Plan Year, then the Participant shall forfeit the Award and shall not be entitled to a payment of the Award. If a Participant’s employment is terminated prior to the last day of the Plan Year due to death, disability, Retirement or involuntary termination without Cause, then (i) if the Participant has been employed by the Company, any Subsidiary or any Affiliate a minimum of 180 days during the Plan Year and any other requirements for a pro-rated payment of the Award, as set forth in the applicable terms and conditions for such Award (collectively, the “Payment Requirements”), have been satisfied, the Participant shall be entitled to a pro-rated payment of the Award that would have been payable if the Participant had been a Participant on the last day of the Plan Year; and (ii) if the Payment Requirements have not been satisfied, except to the extent otherwise provided by the Committee or as provided in Section 13, the Participant shall forfeit the Award and shall not be entitled to a payment of the Award. If a Participant is entitled to a payment of the Award pursuant to the immediately preceding sentence, such amount shall be prorated based on the number of days the individual was a Participant in the Plan for such Plan Year and shall be paid at the same time and in the same manner as such payment would have been made if the Participant had been a Participant on the last day of the Plan Year (for avoidance of doubt, including being subject to adjustment for Performance Objectives involving financial performance, individual performance and subjective targets).

        8. Unfunded Plan. A Participant’s interest in any Awards hereunder shall at all times be reflected on the Company’s books as a general unsecured and unfunded obligation of the Company subject to the terms and conditions of the Plan. The Plan shall not give any person any right or security interest in any asset of the Company or any fund in which any deferred payment is deemed invested. Neither the Company, the Board, the Committee, nor any officer or employee of the Company shall be responsible for the adequacy of the general assets of the Company to discharge the payment of its obligations hereunder nor shall the Company be required to reserve or set aside funds therefor.

        9. Non-Alienation of Benefits; Beneficiary Designation. All rights and benefits under the Plan are personal to the Participant and neither the Plan nor any right or interest of a Participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment without the Company’s consent. Subject to the foregoing, the Company may establish such procedures as it deems necessary for a Participant to designate one or more beneficiaries to whom any payment the Committee determines to make would be payable in the event of the Participant’s death. In the event no beneficiary has been properly designated, the payment, if any, shall be made to the Participant’s estate or by the laws of descent and distribution.

        10. Withholding for Taxes; Offset. Notwithstanding any other provisions of the Plan, the Company shall have the authority to withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with any Federal, state, local or foreign tax or withholding requirements. The Company may, to the extent permitted by applicable law (including Section 409A), offset against any payments to be made to a Participant under the Plan any amounts owing to the Company or its Subsidiaries or Affiliates from the Participant for any reason.

        11. No Right to Continued Employment or to Participate. Nothing in the Plan or in the grant of any Award shall interfere with or limit in any way the right of the Company or any of its Subsidiaries or Affiliates to terminate a Participant’s employment at any time, nor confer upon any Participant any right to continued employment with the Company or any of its Subsidiaries or Affiliates. Neither the adoption of the Plan nor any action by the Company, the Board, the Committee or any Director or officer of the Company shall be deemed to give any Employee any right to be designated as a Participant under the Plan.

        12. Non-Exclusivity of Plan. The Plan is not intended to and shall not preclude the Board or any committee of the Board from adopting, continuing, amending or terminating such additional compensation arrangements as it deems desirable for Employees.

13. Change in Control.

(a) Amount of Award. Notwithstanding anything to the contrary provided elsewhere herein, in the event of a Change in Control of the Company, then an Award for the Plan Year during which the Change in Control is effective shall equal an amount not less than the target Award as originally approved for the Plan Year or at such greater level of performance as the Committee may authorize, notwithstanding actual results or any changes or modifications occurring after any such Change in Control.

(b) Timing of Payment. Notwithstanding anything to the contrary provided elsewhere herein, in the event of a Change in Control of the Company that qualifies as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), the Company shall pay any Awards for the Plan Year during which the Change in Control is effective in a lump sum as promptly as practicable following such effective date, but in no event later than the earlier of (i) the 90th day following the effective date of the Change in Control and (ii) the 15th day of the third month following the end of the Plan Year during which the Change in Control is effective. In the event of a Change in Control of the Company that does not qualify as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), the Company shall pay any Awards for the Plan Year during which the Change in Control is effective in a lump sum at the time set forth in Section 7(a).

(c) Termination of Employment. A Participant who remains employed by the Company, any Subsidiary or Affiliate as of the time the Change in Control is effective shall be entitled to receive the payments provided for in this Section 13, notwithstanding any subsequent termination of employment for any reason. In addition, if a Participant’s employment is terminated prior to a Change in Control and the Participant reasonably demonstrates that such termination was at the request or suggestion of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”), and the Change in Control involving such Third Party actually occurs, then for purposes of this Section 13, the Participant’s employment shall be deemed to have been terminated after the Change in Control is effective and the Participant shall be entitled to receive the payments provided for in this Section 13.

         (d) Definition of Change in Control. For purposes of the Plan and any Award, unless otherwise expressly set forth in writing with respect to the applicable Award, a “Change in Control” shall be deemed to have occurred if:

          (i) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (a) by the Company or any Subsidiary, (b) by any employee benefit plan sponsored or maintained by the Company or any Subsidiary, (c) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (d) pursuant to a Non-Control Transaction (as defined in paragraph (iii));

          (ii) individuals who, on August 28, 2020, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director subsequent to August 28, 2020, whose appointment, election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors who remain on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall also be deemed to be an Incumbent Director; provided, however, that no individual initially appointed, elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

          (iii) there is consummated a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any such type of transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders (whether for such transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless immediately following such Business Combination: (a) more than 60% of the total voting power of the company resulting from such Business Combination (including, without limitation, any company which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities) eligible to elect directors of such company is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to the Business Combination, (b) no person (other than any publicly traded holding company resulting from such Business Combination, or any employee benefit plan sponsored or maintained by the Company (or the company resulting from such Business Combination)) becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the company resulting from such Business Combination, and (c) at least a majority of the members of the board of directors of the company resulting from such Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies the foregoing conditions specified in (a), (b) and (c) shall be deemed to be a “Non-Control Transaction”);

          (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

          (v) the Company consummates a direct or indirect sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

        14. Adjustment of Awards. The Committee shall be authorized to make adjustments in the method of calculating achievement of Performance Objectives in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, but subject to the requirements of Section 409A, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

        15. Impact of Restatement of Financial Statements upon Previous Awards. If any of the Company’s financial statements are restated as a result of errors, omissions, or fraud, the Committee may direct that the Company recover all or a portion of any such Award or payment made to any, all or any class of Participants with respect to any Plan Year the financial results of which are negatively affected by such restatement. The amount to be recovered from any Participant shall be the amount by which the affected Award or payment exceeded the amount that would have been payable to such Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire Award) that the Committee shall determine. The Committee may determine to recover different amounts from different Participants or different classes of Participants on such basis as it shall deem appropriate. In no event shall the amount to be recovered by the Company from a Participant be less than the amount required to be repaid or recovered as a matter of law. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company, a Subsidiary or any of its Affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing or otherwise (subject, in each of subclause (ii), (iii) and (iv), to applicable law, including without limitation Section 409A, and the terms and conditions of the applicable plan, program or arrangement). This Section 15 shall be a non-exclusive remedy and nothing contained in this Section 15 shall preclude the Company from pursuing any other applicable remedies available to it, whether in addition to, or in lieu of, application of this Section 15. In addition, Awards under the Plan are subject to recoupment pursuant to policies adopted by the Company, as such policies are in effect from time to time.

        16. Deferral. The Committee may, in its discretion, permit a Participant to defer receipt of all or a portion of the payment of cash that would otherwise be due to the Participant under the Plan. If any such deferral is to be permitted by the Committee, the Committee shall establish written rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

        17. Amendment or Termination. The Board or the Committee may, in its sole discretion, amend, suspend or terminate the Plan from time to time, subject to any requirement for shareholder approval imposed by applicable law or regulation or the listing requirements of the New York Stock Exchange or any other exchange upon which the Company’s securities are listed; provided, however, that upon the occurrence of a Change in Control, the Plan may not be amended, suspended or terminated as it relates to Awards for the Plan Year during which the Change in Control is effective. Except as provided in Section 5(d) and Section 14, no such amendment, suspension or termination shall alter a Participant’s right to receive a distribution as previously earned, as to which the Plan shall remain in effect following its suspension or termination until all such amounts have been paid, except as the Company may otherwise determine.

        18. Application of Section 409A.

(a) General. All payments made under the Plan are intended to be exempt from (or comply with) the requirements of Section 409A to the maximum extent permitted. To the extent applicable, the Plan is intended to be administered and interpreted in a manner that is consistent with the requirements of Section 409A. Notwithstanding anything herein, the Committee may, without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to preserve the intended tax treatment of Awards under the Plan, including without limitation, any such actions intended to (A) exempt the Plan and/or any Award from the application of Section 409A, and/or (B) comply with the requirements of Section 409A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of grant of any Award. Notwithstanding the foregoing, no particular tax result with respect to any income recognized by a Participant in connection with the Plan is guaranteed and each Participant shall be responsible for any taxes imposed on such Participant in connection with the Plan. The Company shall have no obligation under this Section 18 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

(b) Separation from Service. With respect to any Award that constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award that is to be made upon a termination of a Participant’s relationship with the Company, a Subsidiary or any of its Affiliates, as applicable, shall, to the extent necessary to avoid the imposition of taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or subsequent to the termination of the Participant’s relationship with the Company, a Subsidiary or any of its Affiliates, as applicable. For purposes of any such provision of the Plan or any Award relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award, any payment of “nonqualified deferred compensation” that is otherwise required to be made under an Award to a “specified employee” (as determined by the Committee in accordance with Section 409A and the Company’s Specified Employee Policy for 409A Arrangements) as a result of his or her “separation from service” shall, to the extent necessary to avoid the imposition of taxes under Section 409A(a)(2)(B)(i), be delayed until the expiration of the six-month period immediately following such “separation from service” (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Plan or Award, as applicable) on the day that immediately follows the end of such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award that are, by their terms, payable more than six months following the Participant’s “separation from service” shall be paid at the time or times such payments are otherwise scheduled to be made.

        19. Tax Advice. The provisions of the Plan are not intended, and should not be construed, to be legal, business or tax advice.

        20. Governing Law and Interpretation. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. Unless otherwise indicated, all “Section” references are to sections of the Plan. References to any law, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such law, rule or regulation.

        21. Severability. Notwithstanding any other provision or Section of the Plan, if any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Board or the Committee, such provision shall be construed or deemed amended to conform to the applicable laws (but only to such extent necessary to comply with such laws), or if it cannot be construed or deemed amended without, in the determination of the Board or the Committee, materially altering the intent of the Plan or Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

        22. Waiver of Claims. Each Participant recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the Participant’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, any determination or action hereunder by the Committee, the Company or the Board, or any amendment to the Plan or with respect to any Award (other than an amendment to the Plan or with respect to an Award to which his or her consent is expressly required by the express terms of the Plan).

        23. Effective Date. The Plan, as amended and restated as set forth herein, shall become effective as of August 28, 2020, shall replace the Harris Corporation Annual Incentive Plan (Effective as of July 4, 2015) as amended, and shall remain effective until terminated by the Board or the Committee pursuant to Section 17, subject to any shareholder approvals (or reapprovals) which are or may become mandated by applicable law, rules or regulations.

Approved and adopted by the Board of Directors as of August 28, 2020.

        Attested:

        /s/ SCOTT T. MIKUEN
        Secretary
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